SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this "Agreement"), dated as of January 26 2012, is entered into by and among Formula Systems (1985) Ltd., a company organized under the laws of Israel (the "Purchaser"), and the sellers listed on the signature page of this Agreement (each a "Seller" and collectively the "Sellers").

WITNESSETH:

WHEREAS, each of the Sellers, severally and not jointly, wishes to sell to the Purchaser, and the Purchaser wishes to purchase from each of the Sellers the number of common shares of Sapiens International Corporation N.V. (the "Company"), par value €0.01 per share, set forth opposite the name of each Seller on Annex A hereto (the "Shares");

WHEREAS, the Purchaser acknowledges that, as of the date of this Agreement, the Shares are owned of record and beneficially by Formula Vision Portfolio Holdings Limited Partnership (the "Partnership"), and concurrently with the execution of this Agreement, the Partnership has elected to distribute the Shares to the Sellers (the "Distribution"); and

WHEREAS, each of the Sellers acknowledges that the Purchaser is the largest shareholder of the Company and as such may have access to material, non-public information concerning the Company and the Shares ("Excluded Information") and is precluded from sharing the Excluded Information with the Sellers.

NOW, THEREFORE, based on the parties' representations and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	CERTAIN DEFINITIONS.

As used in this Agreement, the following terms have the following meanings:

1.1.	"Business Day" means a day, other than Friday, Saturday or other day on which commercial banks in Tel Aviv are authorized or required by applicable law to close.

1.2.	"Lien" means any mortgage, lien, pledge, charge, security interest or any other encumbrance or right of any third party or other adverse claim of any kind in respect of such property or asset.

2.	PURCHASE AND SALE OF THE SHARES.

2.1.	Subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants of the Purchaser and the Sellers contained herein, at the Closing (as defined below) each of the Sellers shall, severally and not jointly, sell to the Purchaser and the Purchaser shall purchase from each of the Sellers the number of Shares set forth in Annex A hereto in consideration for the Purchase Price (as defined below), free and clear of any and all Liens (the "Transaction").

2.2.	In the event of any stock split (bonus shares), consolidation, share dividend (including any dividend or distribution of securities convertible into share capital), reorganization, reclassification, combination, recapitalization or other like change with respect to the Shares occurring after the date hereof and prior to the Closing, all references in this Agreement to numbers of shares and all related calculations shall be equitably adjusted to the extent necessary to provide to the parties the same economic effect as contemplated by this Agreement.

3.	CONSIDERATION

3.1.	As consideration for the sale of all of the Shares to the Purchaser, at the Closing, the Purchaser will pay each of the Sellers, under the terms and conditions of this Agreement, for each Share, an amount in cash equal to US$4.00, in an aggregate amount equal to US$6,400,000 for all Shares, allocated among the Sellers as set forth in Annex A hereto (the "Purchase Price"). Upon payment of the respective portion of the Purchase Price to each Seller, such Seller shall no longer be entitled to any of the benefits of ownership of such Seller's Shares, including voting rights relating thereto.

3.2.	The payment of the Purchase Price shall be made either in US Dollars or in NIS (calculated based on the representative rate known at the date of payment), at the sole discretion of Purchaser as determined and notified in writing to the Sellers at least two Business Days prior to the Closing Date (as defined below), by wire transfer of immediately available funds to the bank accounts of the Sellers, the details of which shall be provided by the Sellers to Purchaser in writing at least two Business Days prior to the Closing Date.

3.3.	Tax Withholding. Each Seller has provided the Purchaser with a certificate of exemption from tax withholding issued by the Israel Tax Authorities ("ITA" and a "Tax Withholding Certificate", respectively), and the Purchaser shall refrain from withholding any tax with respect to the Purchase Price based on such Tax Withholding Certificate.

4.	CLOSING.

4.1.	Time and Place. The consummation of the Transaction (the "Closing") shall take place at the offices of Meitar, Liquornik, Geva & Leshem, Brandwein, Law Offices, 16 Abba Hillel Road, Ramat Gan 52506, Israel at a time and on a date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of all the respective conditions set forth in Section 5 (other than those respective conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as the Purchaser and Sellers agree in writing. The date on which the Closing takes place is referred to in this Agreement as a "Closing Date".

4.2.	Transactions at Closing. At the Closing, the following actions will take place, all of which shall be deemed to have occurred simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

4.2.1.	Each of the Sellers and Purchaser will sign a share transfer deed in the form attached hereto as Schedule 4.2.1 (the "Share Transfer Deed") representing the Shares and deliver the executed Share Transfer Deed to the Company.

4.2.2.	The Sellers will cause the Partnership to deliver to the Company, two share certificates representing 6,782,618 Company common shares held by the Partnership (the "Partnership Shares"), together with signed share transfer deeds in the form attached hereto as Schedule 4.2.1 representing the transfer of the Partnership Shares from the Partnership to each of the Sellers in the amounts set forth in Schedule 4.2.6.

4.2.3.	The Sellers will cause the Partnership to deliver to the Company documents evidencing the irrevocable taking by the Sellers of all actions necessary in order to obtain an original copy of two executed medallion guaranteed Stock Powers in the form attached hereto as Schedule4.2.3 ("Stock Power") with respect to the transfer of the Partnership Shares from the Partnership to Sellers effected by the Distribution.

4.2.4.	Each of the Sellers will deliver to the Company documents evidencing the irrevocable taking by the Sellers of all actions necessary in order to obtain an original copy of an executed medallion guaranteed Stock Power with respect to the transfer of the Shares from the Sellers to Purchaser.

4.2.5.	Each Seller will deliver to the Company a signed letter from such Seller to the Company in the form attached hereto as Schedule 4.2.5.

4.2.6.	The Sellers shall cause the Partnership to deliver to the Company a signed letter from the Partnership to the Company in the form attached hereto as Schedule 4.2.6.

4.2.7.	The Purchaser will deliver to the Company an original copy of an executed W-8BEN tax form in the form attached hereto as Schedule 4.2.7

4.2.8.	The Purchaser will transfer the Purchase Price to each of the Sellers as set forth in Section 3 above.

5.	CLOSING CONDITIONS.

5.1.	Conditions to the obligations of both Parties. The respective obligations of the Seller and Purchaser to effect the Closing are subject to (i) the Partnership and the Sellers taking necessary action required to consummate the Distribution (which the Sellers acknowledge shall be effected upon the transfer by the Partnership of title to the Partnership Shares to the Sellers), (ii) the receipt or delivery, as applicable, of their respective deliverables pursuant to Section 4.2 above and (iii) no court or other governmental authority having enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of preventing, enjoining, restraining, prohibiting or otherwise making the consummation of the Transaction illegal.

5.2.	Conditions to the obligations of the Purchaser. The obligation of the Purchaser to effect the Closing with each of the Sellers is subject to the satisfaction, or waiver by the Purchaser, of the following conditions:

5.2.1.	Representations and Warranties. Each of the representations and warranties made by such Seller in this Agreement shall have been true and correct as of the date of this Agreement and as of the date of the Closing (as if made as of the Closing Date).

5.2.2.	Covenants. Each of the covenants and obligations that such Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed.

5.2.3.	Amendment of Voting Undertaking. Kardan Technologies Ltd. ("Kardan") shall have delivered to Purchaser a copy of the amendment to voting undertaking in the form attached hereto as Schedule 5.2.3 (the "Amended Undertaking"), duly executed by Kardan.

5.3.	Conditions to the obligations of the Seller. The obligation of each of the Sellers to effect the Closing is subject to the satisfaction, or waiver by such Seller, of the following conditions:

5.3.1.	Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall have been true and correct as of the date of this Agreement and as of the date of the Closing (as if made as of the Closing Date).

5.3.2.	Covenants. Each of the covenants and obligations that the Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed.

5.3.3.	Amendment of Voting Undertaking. Purchaser shall have delivered to Kardan a copy of the Amended Undertaking, duly executed by Purchaser.

6.	REPRESENTATIONS AND WARRANTIES.

6.1.	Mutual Representations. Each of the Sellers (severally and not jointly) and the Purchaser hereby makes to the other party, as of the date hereof, and upon and subject to the Closing, each of the Sellers (severally and not jointly) and Purchaser shall be deemed to make to the other party as of the Closing Date, the following representations and warranties (each party with respect to itself only), and to acknowledge that such other party is relying on such representations and warranties in consummating the Transaction at the Closing:

6.1.1.	Each of the Sellers and Purchaser has the requisite corporate power and authority to execute and deliver the documents executed (and to be executed) by it hereunder and to perform the Transaction. All documents executed (and to be executed) hereunder and the Transaction have been duly authorized by the necessary corporate action on the part of each of the Sellers and Purchaser and constitute the valid and binding obligation thereof, enforceable against it in accordance with the terms thereof (assuming compliance by the other party thereto with the terms thereof), subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.1.2.	Neither the execution and delivery of the documents executed (or to be executed) hereunder, nor the performance thereof, by each of the Sellers and Purchaser shall: (a) require the consent or agreement of any court or other governmental authority or (b) conflict with, result in the breach or violation of, or constitute a default under (i) any applicable law, rule or regulation of any governmental authority applicable thereto; (ii) any contract, agreement, instrument, or undertaking of any nature to which it is a party or by which it is bound; or (iii) any of such party's formation documents.

6.2.	Sellers' Representations. Each of the Sellers represents and warrants to Purchaser that subject to the consummation of the Distribution by the Partnership (which each of the Sellers acknowledges shall be effected upon the transfer by the Partnership of title to the Partnership Shares to the Sellers), such Seller will have good and valid title to, and will be the sole lawful owner of, all the Shares set forth in Annex A hereto, and at the Closing, subject to the consummation of the Distribution by the Partnership (which each of the Sellers acknowledges shall be effected upon the transfer by the Partnership of title to the Partnership Shares to the Sellers), such Seller shall convey to Purchaser the full legal and beneficial interest and title in the Shares set forth in Annex A hereto, free and clear of any Liens, other than as set forth in the Company’s Articles of Association or applicable law (if any).

6.3.	Purchaser's Representations. Purchaser represents and warrants to each of the Sellers that it acknowledges and understands that the Shares have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and that Purchaser may not offer, resell or otherwise transfer the Shares except pursuant to (i) an effective registration statement under the Securities Act covering such offer, sale or transfer and such offer, sale or transfer is made in accordance with such registration statement, or (ii) an available exemption from registration under the Securities Act, and that the Company may require that each certificate representing Shares be imprinted with a legend listing such transfer restrictions.

7.	PARTIES ACKNOWLEDGMENTS WITH RESPECT TO EXCLUDED INFORMATION.

Purchaser and the Sellers each acknowledge, understand and agree as follows:

7.1.	The Sellers have requested that Purchaser not disclose to it any of the Excluded Information.

7.2.	Purchaser has complied with the Sellers request not to disclose to the Sellers the Excluded Information.

7.3.	As a consequence of such non-disclosure of Excluded Information, there may exist a disparity of information between Purchaser and Sellers with respect to the Shares and/or the Company. The Sellers acknowledge that, if they have been informed of the Excluded Information by the Purchaser, the Sellers might have concluded that the Shares may have a different value than the value that the Purchaser is paying in the Transaction.

7.4.	As a condition to Purchaser’s agreement to buy, and the Sellers' agreement to sell, the Shares, Sellers expressly release Purchaser from any and all damages as well as loss of profit or potential profit that may be incurred by the Sellers as a result of the Sellers’ decision to sell the Shares to the Purchaser without having access to the Excluded Information, provided that the Excluded Information shall not and does not affect the truth or accuracy of Sellers’ representations and warranties made herein.

8.	SELLER'S COVENANTS.

From the date hereof and until the earlier of (i) the termination of this Agreement according to Section 10 below and (ii) the Closing, each of the Sellers shall not:

8.1.	Transfer or otherwise give any rights of any kind or type to or in any of the Shares listed opposite the name of such Seller on Annex A hereto to any third party; or

8.2.	Subject any of the Shares listed in Annex A hereto, or allow any of the Shares listed in Annex A hereto to become subject, to any Lien.

9.	COMMERCIALLY REASONABLE EFFORTS.

Subject to the terms and conditions contained herein, the Sellers and the Purchaser shall cooperate and use their respective commercially reasonable efforts (a) to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings and deliveries necessary, proper or advisable under applicable Law or otherwise, to consummate and make effective the transactions contemplated by this Agreement, and (b) to fulfill the conditions to consummation of the transactions contemplated hereby as set forth in Section 5 of this Agreement.

10.	TERMINATION.

10.1.	This Agreement may be terminated at any time prior to the Closing:

10.1.1.	By mutual written agreement of the Sellers and Purchaser;

10.1.2.	By either of the Sellers or Purchaser, by written notice to the other parties, if a governmental authority shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Transaction or if there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transaction by any governmental authority that would make consummation of the Transaction illegal.

10.2.	If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no effect with respect to the Transaction, provided, however, that nothing herein shall relieve any party from liability arising from any prior breach by such party of any provision of this Agreement.

11.	MISCELLANEOUS.

11.1.	Severability. All representations, warranties and covenants, wherever in this Agreement contained, shall survive the date hereof.

11.2.	Entire Agreement; No Third Party Beneficiaries. This Agreement, together with the Schedules attached hereto (when duly executed and delivered by the parties thereto), (a) constitute a valid, legally, binding and enforceable agreement among the Sellers and Purchaser for the sale and purchase of the Shares, and (b) shall not be enforceable by, are not intended to confer, and shall not be construed as conferring, upon any person (other than the Sellers and Purchaser) any rights or remedies hereunder.

11.3.	Expenses; Taxes. Each of the Sellers and Purchaser shall bear its respective costs and expenses related to this Agreement and the performance of its obligations hereunder, including all tax consequences.

11.4.	Further Assurance. Each of the Sellers and Purchaser shall do all things and carry out all acts which are reasonably necessary to effect the Transaction.

11.5.	Public Announcements. Neither the Sellers nor the Purchaser will make any public announcement or, directly or indirectly, disclose the specific terms of this Agreement or the existence hereof, unless if and as required by applicable law or the rules of any applicable stock exchange.

11.6.	Notices. All notices required or permitted hereunder to be given to a party pursuant to this Agreement shall be in writing and shall be sent to such party’s address as set forth below or at such other address as such party shall have furnished to the other party in writing in accordance with this provision.

All such notices shall be deemed to have been duly given to the addressee thereof (i) if hand delivered on a Business Day, then on the day of delivery and, if not on a Business Day, then on the following Business Day, (ii) if given by facsimile transmission on a Business Day, then on the day on which such transmission is sent and confirmed by telephone and if not on a Business Day, then on the following Business Day, subject to telephone confirmation, or (iii) if mailed by registered mail, return receipt requested, five Business Days following the date it was mailed, to:

if to Purchaser, to:
Formula Systems (1985) Ltd.
Address:	5 HaPlada St.
Or Yehuda
Israel
Attention: CEO
Fax No.	972-3-5389645
Email:	guy.bernstein@formula.co.il

if to the Sellers, to:
1.	Kardan Technologies Ltd.
154 Menachem Begin Rd.
Tel-Aviv 64921
Israel
Attention: Finance Manager
Fax No. 972-3-6083434
Email: shahror@kardan.com
2.	Formula Vision Technologies (F.V.T.) Ltd.

Address:	1 Hashikma St.
Savyon, 56530
Israel
Fax No.	972-3-7367770
Email:	danig@formulavision.com

11.7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Israel, excluding its conflict of laws rules. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court located in Tel-Aviv-Jaffa, Israel in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein.

11.8.	Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this SHARE PURCHASE AGREEMENT as of the date first written above.

FORMULA SYSTEMS (1985) LTD.

By:
Name:
Title:

KARDAN TECHNOLOGIES LTD.

By:
Name:
Title:

FORMULA VISION TECHNOLOGIES (F.V.T.) LTD.

By:
Name:
Title:

Annex A - List of Sellers and Shares

Name of Seller	Number of Shares	Purchase Price
Kardan Technologies Ltd.	720,000	US$ 2,880,000
Formula Vision Technologies (F.V.T.) Ltd.	880,000	US$ 3,520,000

SCHEDULE 4.2.1

SHARE TRANSFER DEED

I, [________________] (hereinafter, the "Transferor"), for good consideration paid to us by Formula Systems (1985) Ltd. (hereinafter, the "Transferee"), do hereby transfer to the said Transferee [________] common shares of nominal value of €0.01 each, of Sapiens International Corporation N.V., to hold unto the said Transferee, its executors, administrators and assigns, subject to the several conditions on which we held the same at the time of the execution thereof; and we, the said Transferee, do hereby agree to take the said shares subject to the conditions aforesaid.

In witness whereof, the parties have executed this deed on this ___ day of _____, 2012.

WITNESSES	THE PARTIES

Witness to the signature of	THE TRANSFEROR
the Transferor

Name:	By:

Witness to the signature of	THE TRANSFEREE
the Transferee

Name:	By:

SCHEDULE 4.2.1

SHARE TRANSFER DEED

I, Formula Vision Portfolio Holdings Limited Partnership (hereinafter, the "Transferor"), do hereby transfer to ______________ (hereinafter, the "Transferee"), [________] common shares of nominal value of €0.01 each, of Sapiens International Corporation N.V., to hold unto the said Transferee, its executors, administrators and assigns, subject to the several conditions on which we held the same at the time of the execution thereof; and we, the said Transferee, do hereby agree to take the said shares subject to the conditions aforesaid.

In witness whereof, the parties have executed this deed on this ___ day of _____, 2012.

WITNESSES	THE PARTIES

Witness to the signature of	THE TRANSFEROR
the Transferor

Name:	By:

Witness to the signature of	THE TRANSFEREE
the Transferee

Name:	By:

SCHEDULE 4.2.3

STOCK POWER

SCHEDULE 4.2.5

LETTER TO THE COMPANY

[______] [___], 2012

Sapiens International Corporation N.V. (the "Company")

Rabin Science Park

P.O. Box 4011

Nes Ziona 74140, Israel

Attn: Chief Financial Officer

Re: Transfer of Shares

Dear Sir/Madam:

The undersigned, [___________] (the "Seller"), has taken all steps necessary to sell [_________] common shares of the Company (the "Shares") to Formula Systems (1985) Ltd. (the "Purchaser").

Attached hereto are (i) a copy of the share transfer deed effecting such sale, executed by the Seller and the Purchaser and (ii) a medallion guaranteed Stock Power executed by Seller. The original share certificate representing the Shares has not yet been delivered to Seller.

Please take all actions necessary to amend the Company's shareholders register accordingly to reflect such transfer, including by instructing American Stock Transfer to cancel the original share in the name of Seller, and issue the following new share certificates:

(a)	one share certificate in the name of the Purchaser, representing the Shares, to be delivered to Purchaser's address;

(b)	if applicable, one share certificate in the name of Seller representing the balance of the shares represented in the original share certificate, not purchased by Purchaser, to be delivered to Seller's address below:

[______________]

[______________]

Attention: [______________]

Facsimile No.: [______________]

Sincerely,

[______________]

By: ____________________________

Name: _________________________

Title: __________________________

SCHEDULE 4.2.6

LETTER TO THE COMPANY

[_________], 2012

Sapiens International Corporation N.V. (the "Company")

Rabin Science Park

P.O. Box 4011

Nes Ziona 74140, Israel

Attn: Chief Financial Officer

Re: Distribution of Shares

Dear Sir/Madam:

The undersigned, Formula Vision Portfolio Holdings Limited Partnership (the "Partnership"), the owner of 6,782,618 common shares of the Company (the "Shares"), has taken all actions necessary to distribute the Shares between its partners Formula Vision Technologies (FVT) Ltd., an Israeli company (“Formula”), and Kardan Technologies Ltd., an Israeli company (“Kardan”), as follows:

Formula – 1,406,450 common shares of the Company;

Kardan – 5,376,168 common shares of the Company;

Effective as of [_________], 2012.

Attached hereto are (i) the original share certificates representing the Shares and (ii) two medallion guaranteed Stock Powers executed by the Partnership.

Please take all actions necessary to amend the Company's shareholders register accordingly to reflect such transfer, including by instructing American Stock Transfer to cancel the original share certificates in the name of the Partnership, and issue the new share certificates in the names of Formula and Kardan.

Sincerely,

Formula Vision Portfolio holdings Limited Partnership

Formula Vision Technologies (F.V.T.) Ltd.

Kardan Technologies Ltd.

SCHEDULE 4.2.7

W-8BEN TAX FORM

SCHEDULE 5.2.3

VOTING UNDERTAKING AMENDMENT

Reference is hereby made to that certain Undertaking dated July 21, 2011 issued by Formula Systems (1985) Ltd. ("Formula") to, and acknowledged by, Kardan Technologies Ltd. ("Kardan"), pursuant to which Formula undertook to vote or cause to be voted, from time to time, all of the common shares of Sapiens International Corporation N.V. ("Sapiens") controlled or beneficially held by Formula in favor of the appointment of one (1) director recommended by Kardan, as a member of Sapiens' Board of Directors, subject to certain conditions (the "Undertaking").

The parties hereto hereby agree that, notwithstanding anything to the contrary in the Undertaking, upon a written request by Formula, Kardan shall cause the member of Sapiens' Board of Directors recommended by Kardan to resign from his office within two (2) business days as of delivery to Kardan of such written request from Formula, provided that such resignation shall be conditioned upon a representative of Kardan being simultaneously appointed as an observer to Sapiens' Board of Directors. The foregoing shall (a) apply and remain effective and enforceable as long as Kardan holds, directly or indirectly, common shares of Sapiens representing at least 9% of the issued and outstanding share capital or voting rights of Sapiens and (b) may not be assigned by Kardan. As long as Kardan’s representative is an observer to Sapiens’ Board of Directors, Formula’s undertaking to vote in favor of Kardan’s recommended nominee to Sapiens’ Board of Directors at all meetings and with respect to all resolutions of Sapiens’ shareholders (as set forth in the Undertaking) shall be of no force and effect. If at any time the appointment of the representative of Kardan as an observer to Sapiens' Board of Directors is terminated or canceled for any reason, Formula’s undertaking to vote in favor of Kardan’s recommended nominee to Sapiens’ Board of Directors at all meetings and with respect to all resolutions of Sapiens’ shareholders (as set forth in the Undertaking) shall become automatically renewed (without any further action) on the date such appointment as observer is terminated or cancelled, subject to the terms of the Undertaking.

Except for the amendments to the Undertaking expressly set forth herein, the Undertaking remains unchanged and in full force and effect.

Kardan Technologies Ltd.

Date:	By:
Name:
Title:

Formula Systems (1985) Ltd.

Date:	By:
Name:
Title:

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